Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com

Cempra, Inc. Announces Initiation of Oral Solithromycin Global Phase 3 Clinical

Trial in Patients with Community-Acquired Bacterial Pneumonia

Chapel Hill, NC, Dec. 19, 2012 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced the initiation of its global Phase 3 clinical trial of orally-administered solithromycin, the company’s fluoroketolide antibiotic candidate, in patients with community-acquired bacterial pneumonia (CABP).

The Phase 3 study is a double-blind, placebo-controlled and global multi-center study in which approximately 800 patients with PORT-II to PORT-IV CABP will be randomized to receive either oral solithromycin, an 800 mg loading dose followed by 400 mg once daily for a total of five days, or once-daily oral administration of 400 mg of moxifloxicin for seven days. The primary endpoint will be non-inferiority of early response at 72 hours, which is specified by the proposed FDA guidance.

“Physicians need safe, convenient and active antibiotics to treat CABP, a disease that is the number one cause of death due to infection,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “Current therapy for moderate to moderately-severe CABP is a choice between combination therapy with intravenous antibiotics or oral administration of fluoroquinolone antibiotics. The former involves intravenous therapy, possibly requiring hospital admission and the latter has been associated with significant side effects, possibly including Clostridium difficile infection due to the class’s broad activity spectrum.

“Solithromycin’s profile is emerging as a truly differentiated molecule. The drug has shown a favorable safety profile in over 400 patients including when compared to levofloxacin in a Phase 2 trial in CABP patients. The compound may offer both flexibility and convenience as it is in development for both oral and intravenous formulations. The drug may provide the option of IV-to-oral step down monotherapy to send patients home from the hospital sooner. In addition, and as this clinical trial may demonstrate, patients may be able to avoid hospital admission by starting on the oral form as monotherapy. We expect to complete the trial in the first half of 2014.”

About solithromycin (CEM-101)

Solithromycin is the first fluoroketolide with a number of attributes that may provide clinically important advantages over several comparator products:

•	Eight to 16 times more potent than azithromycin and is active against organisms that have become resistant to azithromycin

•

Potent in vitro activity against a broad range of respiratory pathogens, including pneumococci, beta-hemolytic streptococci, staphylococci, Haemophilus, Legionella, Mycoplasma, Moraxella and Chlamydophila

•	Potent in vitro activity against other medically significant pathogens, including CA-MRSA, M. avium, malaria, enterococci and gonococci

•	Good tolerability to date as demonstrated in Phase 1 and 2 trials of the oral formulation

•	Low resistance frequency in vitro

•	No pyridine sidechain, unlike telithromycin; the pyridine moiety is believed responsible for certain adverse effects observed with telithromycin (Ketek®).

•	Excellent tissue distribution and intracellular tissue concentrations, including lung epithelial lining fluid and alveolar macrophages

•	Oral and IV formulations concurrently in development

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are in advanced clinical development; solithromycin in Phase 3 for CABP and CEM-102 in Phase 2 for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the results, timing, costs and regulatory review of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and CEM-102; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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